Exhibit 99.3
                            FORM OF LETTER TO BROKERS

                   [LETTERHEAD OF JACKSONVILLE BANCORP, INC.]


December 26, 2001

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by
Jacksonville Bancorp, Inc., (the "Company") of an aggregate of up to 225,000 units. The Company is granting to stockholders of record on December 12, 2001 (the "Record Date"), subscription rights to purchase units. Each unit consists of two shares of common stock and one warrant. The warrant allows a stockholder to purchase one share of common stock for $13.00 until September 30, 2004 (unless extended). For every 5 shares held on the Record Date, a stockholder has been granted one subscription right to purchase one unit for $21.00 per unit. A subscription right also carries the right to oversubscribe at the subscription price for additional units (subject to proration if necessary). The subscription rights are described in the enclosed Prospectus and evidenced by a subscription certificate registered in your name or in the name of your nominee.

     We are asking you to contact your clients for whom you hold shares of common stock registered in your name or in the name of your nominee to obtain instructions with respect to the subscription rights.

         Enclosed are copies of the following documents:

         1. Prospectus, which includes the Subscription Certificate and Instructions for its use;

         2. Warrant Agreement and form of Warrant Certificate (included as appendices to the Prospectus);

         3. Form of Letter which may be sent to your clients for whose accounts you hold our common stock, registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to their rights;

         4. Notice of Guaranteed Delivery form, located at the back of the Prospectus; and

         5. Return envelope addressed to Independent Bankers' Bank of Florida as Subscription Agent.

     Your prompt action is requested, in order for your client, and our stockholder, to receive the benefit of this grant. The subscription rights will expire at 5:00 P.M., Eastern Time, on February 15, 2002, unless we extend such date. You may obtain additional copies of the enclosed materials by contacting Cheryl L. Whalen, Chief Financial Officer of Jacksonville Bancorp at (904) 421-3040.

     To exercise subscription rights, a properly completed and executed Subscription Certificate and payment in full for all subscription rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus by 5:00 P.M., Eastern time, on February 15, 2002 (or such later date that we specify), unless the guaranteed delivery procedures described in the Prospectus are followed. You will be required to certify to the Subscription Agent the aggregate number of subscription rights that have been exercised and the number of units that are being subscribed for under the oversubscription privilege by each beneficial owner of subscription rights on whose behalf you are acting.

                                       Sincerely,

                                       ___________________________________
                                       Donald E. Roller, Chairman of the Board

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE APPOINTMENT OF YOU OR ANY PERSON AS AN AGENT OF JACKSONVILLE BANCORP, INC., THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.